Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-206893 and No. 333-213673) pertaining to the Barnes & Noble Education, Inc. Equity Incentive Plan of our reports dated July 12, 2017, with respect to the consolidated financial statements and schedule of Barnes & Noble Education, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Barnes & Noble Education, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended April 29, 2017.

/s/ Ernst & Young LLP
Iselin, New Jersey
July 12, 2017